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                                                                   EXHIBIT 99.6

                                          Investor contact:         Kirk Brewer
                                                                   972.801.8012

                                          Media contact:         Scott Baradell
                                                                   972.801.8180

                   PAGENET INITIATES VOLUNTARY REORGANIZATION
               UNDER CHAPTER 11 IN EFFORT TO EXPEDITE ARCH MERGER
            Company will continue all services and normal operations


         DALLAS, July 24 -- Paging Network, Inc. (NASDAQ: PAGE) today announced it has filed a voluntary reorganization under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware to help expedite its proposed merger with Arch Communications Group, Inc. In doing so, PageNet has voluntarily consented to the involuntary petition filed July 14 by three affiliated noteholders and has asked the court to set an early date to consider PageNet's plan of reorganization. PageNet believes it can expedite the process through an immediate Chapter 11 filing with the goal of emerging as quickly as possible with the approvals required to confirm the plan and close its merger transaction.

         PageNet said it has filed its plan of reorganization with the court and that it is consistent with its previously announced merger agreement with Arch Communications Group, Inc., with minor modifications to facilitate the PageNet restructuring. PageNet has received indications of support for the plan and this course of action from the substantial majority of its bondholders. PageNet also has the support of the required majority of its banks in initiating the Chapter 11 filing.

         PageNet also said its Board of Directors has concluded that the proposal received from Metrocall, Inc. last week was not a "superior proposal" to the Arch merger under the terms of the merger agreement, and the Board will not discuss the proposal further with Metrocall.

         The Chapter 11 filing will permit PageNet to complete its reorganization in an orderly process under court supervision. Confirmation of the plan will permit PageNet and Arch to consummate their merger, and permit the combined company to emerge with a substantially enhanced balance sheet reflecting the conversion of approximately $1.5

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PageNet Initiates Voluntary Reorganization Under Chapter 11
in Effort to Expedite Arch Merger
Add One

billion in debt and accrued interest into common stock of the combined company. The company stressed that all services provided to PageNet's customers will not be interrupted by this action.

         PageNet announced it has received a commitment from its bank group to provide debtor-in-possession (DIP) financing totaling $50 million, which is expected to be sufficient to enable PageNet to operate its business without interruption pending confirmation of the plan of reorganization. The company said it has requested that the Court allow PageNet to continue all employee compensation and benefits plans; customer sales, support and service activities; and payment of funds due to suppliers.

         "This Chapter 11 filing has been made in order to expedite the completion of our merger with Arch. We believe the plan we have filed has the support of our lenders and our bondholders, and this represents one of the most significant steps toward completing this transaction, " said John P. Frazee, Jr., PageNet chairman and chief executive officer. "We intend to do everything we can to expedite this process with the goal of closing our merger with Arch as soon as possible."

         C. Edward Baker, Jr., Arch's chairman and chief executive officer, said, "We are eager to see PageNet complete the plan confirmation process so that we can finalize the merger of our two companies."

         Under the proposed plan of reorganization and merger as revised in connection with the filing, owners of PageNet's senior subordinated notes will receive 46.6 percent of the combined company's common stock, and owners of PageNet's common stock will own 5.0 percent of the combined company's common stock. Owners of PageNet's senior subordinated notes will also receive 60.5 percent of PageNet's interest in Vast Solutions, which will be spun-off as part of the merger. Owners of PageNet's common stock will receive 20.0 percent of PageNet's interest in Vast. The combined company also will retain an interest of up to 19.5 percent in Vast. Under the merger agreement prior to its revision, PageNet common stockholders would have received 7.5 percent of the combined company's common stock and 11.7 percent of Vast.

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
PageNet Initiates Voluntary Reorganization Under Chapter 11 in Effort to Expedite Arch Merger
Add One

         Vast and PageNet's Canadian subsidiary have not filed Chapter 11 petitions and are not debtors under Paging Network, Inc.'s bankruptcy case.

         The merger agreement calls for owners of Arch common stock to own 31.4 percent of the combined company's common stock, and owners of Arch Senior Discount Notes will own approximately 17.0 percent of the combined company's common stock.

         PageNet is a leading provider of wireless messaging with subscribers in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and Canada. The company offers a full range of paging and advanced messaging services, including guaranteed-delivery messaging and two-way wireless e-mail. Arch Communications Group, Inc., Westborough, MA, is a leading U.S. wireless messaging company. It provides local, regional and nationwide wireless communications services to customers in all 50 states, the District of Columbia and in the Caribbean. Arch operates approximately 300 offices and company-owned stores across the country. Arch's pending merger with Paging Network, Inc. will create one of the leading wireless messaging companies in North America.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in, or made in conjunction with, this release which are not historical fact, such as forward-looking statements concerning future financial performance and growth of the business of PageNet, Arch and the future combined company, involve risks and uncertainties, including those described in Arch's and PageNet's most recent Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Although Arch and PageNet believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from their expectations include the recapitalization of the combined companies, challenges of integrating the businesses of Arch and PageNet, competitive pricing pressures, the introduction of products and services by competitors, the performance of vendors and independent contractors, costs and timing associated with post-merger synergies and cost reductions, the timing, performance and market acceptance of new products and services, including the construction, testing and placement into operation of the Company's advanced messaging network, future capital needs following the merger, the financial condition of the Company and the uncertainty of additional funding, and other risks. Any forward-looking statements represent the best judgment of both Arch and PageNet as of the date of this release. The companies disclaim any intent or obligation to update any forward-looking statements.